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                                                                    Exhibit 99.1


                  [PARKVALE FINANCIAL CORPORATION LETTERHEAD]


For Immediate Release
---------------------
                                                               July 5, 2002

   PARKVALE FINANCIAL CORPORATION ANNOUNCES EARNINGS CHARGE FOR THE JUNE 2002
                                    QUARTER

MONROEVILLE, PENNSYLVANIA, PARKVALE FINANCIAL CORPORATION (NASDAQ: PVSA) ANNOUNCED TODAY THAT PARKVALE BANK WOULD RECOGNIZE IMPAIRMENT CHARGES, WHICH WILL DECREASE NET INCOME FOR THE JUNE 2002 QUARTER

         On April 24, 2001, the Bank acquired corporate bonds issued by WorldCom, Inc. with a face value of $3.0 million for the Bank's investment portfolio. Such bonds have a 7.375% coupon and a January 15, 2003 maturity date. While all Bank securities are of high investment grade when acquired, the Bank now believes that the WorldCom bonds will be deemed "other than temporarily impaired" under the provisions of Statement of Financial Accounting Standards No. 115. As a consequence, the Bank will record a pre-tax investment impairment charge of $2.6 million in the June 2002 quarter, which results in an after-tax charge of approximately 29 cents per share.

         In addition, the Bank recorded a $3.4 million pre-tax expense related to foreclosed real estate, the majority of which are associated with a vacant office building. The net realizable value of the building was reduced to reflect management's estimate of fair value. During the quarter, security gains of $1.9 million (pre-tax) were recognized on the sale of Freddie Mac stock, which partially offsets the unusual write-downs described above. The expected after-tax effects of these items on a per share basis are $(0.38) and $0.21, respectively.

         It is anticipated the combined effects of the above items will decrease June 2002 quarterly earnings by approximately $0.46 per share, which would represent a decrease of 76 percent compared to the earnings reported for the June 2001 quarter. Parkvale Financial Corporation is the parent of Parkvale Bank, which has 38 offices in the Greater Pittsburgh area. The Bank had assets of $1.6 billion on June 30, 2002.

FORWARD LOOKING STATEMENTS
         When used in this press release or other public shareholder communications, or in oral statements made with the approval of an authorized executive officer, the words "will," "expect," "continue," "anticipate," "estimate," "project," or similar expressions are intended to identify "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Parkvale wishes to caution readers not to place undue reliance on any forward-looking statements, which speak only as of the date made, and to advise readers that various factors including regional and national economic conditions, changes in levels of market interest rates, credit risks of lending activities and competitive and regulatory factors could affect Parkvale's financial performance and could cause Parkvale's actual results for future periods to differ materially from those anticipated or projected.

         Parkvale does not undertake, and specifically disclaims, any obligation to publicly release the results of any revisions which may be made to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.

Contact: Robert J. McCarthy, Jr.            Timothy G. Rubritz
         President and CEO                  Chief Financial Officer
         (412) 373-4815                     (412) 373-4817